                                                                    EXHIBIT 3.15

                            CERTIFICATE OF FORMATION

                                       of

                           BENNETT FOOTWEAR RETAIL LLC

      1. The name of the limited liability company is Bennett Footwear Retail
LLC.

      2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BENNETT FOOTWEAR RETAIL LLC on this 17th day of February, 2004.

                                                 /s/ Gregg Ribatt
                                                 -------------------------------
                                                 Gregg Ribatt, Authorized Person